Exhibit 99.1

Genworth Financial Announces Fourth Quarter 2019 Results

Fourth Quarter Net Loss $17 Million And Adjusted Operating Income $24 Million

2019 Full Year Net Income $343 Million And Adjusted Operating Income $420 Million

•	Completed Sale Of Genworth’s Majority Interest In Genworth MI Canada Inc. To Brookfield Business Partners L.P. With Approximately $1.8 Billion Total Net Proceeds

•	Merger Agreement With China Oceanwide Holdings Group Co., Ltd (Oceanwide) Extended To Not Later Than March 31, 2020

•	U.S. Mortgage Insurance (MI) 2019 Full Year Adjusted Operating Income Of $568 Million, 16 Percent Above Prior Year, With Strong New Insurance Written

•	U.S. MI’s PMIERs[1] Sufficiency Ratio At 138 Percent, In Excess Of $1.0 Billion Above Requirements

•	Strong Capital Levels In Australia MI With $34 Million Dividend To The Holding Company In The Quarter

•	Continued Progress Toward LTC[2] Multi-Year Rate Action Plan (MYRAP) With $334 Million Incremental Annual Rate Increases Approved In 2019, With An Estimated Net Present Value (NPV) Of $2.0 Billion

•	Annual U.S. GAAP Assumption Review Completed For U.S. Life Insurance:

•	LTC Active Life U.S. GAAP Margins Approximately $0.5 To $1.0 Billion, Consistent With Prior Year

•	Universal Life Insurance[3] After-Tax Charges Of $139 Million Primarily Related To Interest Rate Assumption Updates

•	Holding Company Cash And Liquid Assets Of $1.5 Billion

Richmond, VA (February 4, 2020) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended December 31, 2019. The company reported 2019 full year net income4 of $343 million, or $0.67 per diluted share, in 2019, compared with net income of $119 million, or $0.245 per diluted share, in 2018. The company reported adjusted operating income6 of $420 million, or $0.82 per diluted share, in 2019, compared with an adjusted operating loss of $5 million, or $0.015 per diluted share, in 2018.

[1]	Private Mortgage Insurer Eligibility Requirements
[2]	Long term care insurance
[3]	Includes both universal life and term universal life insurance
[4]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, net income (loss) from discontinued operations, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stock-holders per diluted share, net income (loss) from discontinued operations available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[5]

Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the loss from continuing operations for the three and twelve months ended December 31, 2018, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share for the three and twelve months ended December 31, 2018, as the inclusion of shares for stock options, restricted stock units and stock appreciation rights of 7.6 million and 3.8 million, respectively, would have been antidilutive to the calculation. If the company had not incurred a loss from continuing operations for the three and twelve months ended December 31, 2018, dilutive potential weighted-average common shares outstanding would have been 508.4 million and 504.2 million, respectively.

[6]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

For the fourth quarter of 2019, the company reported a net loss of $17 million, or $0.03 per diluted share, compared with a net loss of $329 million, or $0.665 per diluted share, in the fourth quarter of 2018. The company reported adjusted operating income of $24 million, or $0.05 per diluted share, in the fourth quarter of 2019, compared with an adjusted operating loss of $305 million, or $0.615 per diluted share, in the fourth quarter of 2018. The net loss in the current quarter was comprised of income from continuing operations of $36 million more than offset by a net loss from discontinued operations of $537 million. The loss from discontinued operations included a net after-tax loss of $110 million related to the company’s divestiture of its lifestyle protection insurance business to AXA in 2015, following an adverse court ruling on pending litigation. This charge was partially offset by income from discontinued operations of $57 million in the quarter primarily driven by a favorable tax position refinement to the loss on the sale of Genworth Canada.

Genworth made strong progress with its MYRAP in 2019, receiving approvals for $334 million of incremental annual premium increases during the year, with an estimated NPV of $2.0 billion. In aggregate, the company has now achieved approximately $12.5 billion in NPV from approved rate increases since 2012, with approximately $7.5 billion in additional expected future in force rate actions from its MYRAP included in 2019 loss recognition testing. The company continues to work closely with the National Association of Insurance Commissioners (NAIC) and state regulators to demonstrate the broad-based need for actuarially justified rate increases in order to pay future claims. As previously disclosed, Genworth intends to manage the U.S. life insurance companies on a standalone basis, with no plans to infuse capital in the future other than the capital committed in connection with the completion of the Oceanwide transaction.

“Genworth delivered strong operating performance in 2019, driven by outstanding results in our U.S. mortgage insurance business,” said Tom McInerney, president and CEO of Genworth. “We continued to execute against our strategic priorities, including reducing debt, strengthening our balance sheet and executing our LTC multi-year rate action plan, which is critical to stabilizing our U.S. life insurance business.”

[7]	A detailed breakdown of the net loss from discontinued operations is provided in a table at the end of this press release.

Strategic Update

Genworth and Oceanwide continued to work diligently towards closing their previously announced transaction.

On December 12, 2019, Genworth completed the sale of its stake in Genworth Canada to Brookfield Business Partners L.P. (NYSE: BBU) (TSX: BBU.UN) for a total transaction value of CAD$2.4 billion. As previously disclosed, the net cash proceeds were approximately USD$1.8 billion including the special dividend paid in October 2019 and after adjustments for foreign exchange, fees, and expenses. Genworth Mortgage Insurance Corporation (GMICO), Genworth’s primary U.S. MI insurance subsidiary, received $517 million of the net proceeds from the transaction based on its ownership share of Genworth Canada, increasing its capital levels. In addition, $445 million of the net proceeds were used to retire the company’s term loan issued March 7, 2018 as required under the terms of the loan agreement.

On December 22, 2019, Genworth and Oceanwide entered into a 13th waiver and agreement extending their merger agreement deadline to not later than March 31, 2020. The 13th waiver also provides termination rights for Oceanwide to the extent that regulators subsequently impose materially adverse conditions on the transaction. In addition, the waiver provides that the parties will mutually agree upon a closing date after the receipt of all required regulatory approvals. In the event Genworth and Oceanwide cannot agree on a closing date following receipt of all regulatory approvals, each party has the right to terminate the merger agreement.

In January 2020, Fannie Mae and Freddie Mac reapproved Oceanwide’s proposed acquisition of GMICO, as contemplated under the merger agreement between Genworth and Oceanwide and updated to reflect subsequent developments including the Genworth Canada sale. Their reapprovals include certain conditions and obligations which are subject to confidentiality restrictions. The parties anticipate being able to meet these conditions.

Oceanwide and Genworth received approvals from all necessary U.S. regulators with respect to the Oceanwide Transaction earlier in 2019. The approval of the New York Department of Financial Services (NYDFS) has expired and the parties remain in discussion with the NYDFS in an effort to secure its reapproval. Genworth and the NYDFS have been engaged for several months in discussions regarding the fourth quarter 2019 assumption review for Genworth Life Insurance Company of New York (GLICNY) and the reapproval of the transaction. As part of the discussion process, the NYDFS has recently communicated to Oceanwide and Genworth that the reapproval would be contingent on a capital contribution by Genworth Financial to GLICNY. Oceanwide and Genworth are continuing discussions with the NYDFS in an effort to secure its reapproval, including a potential capital contribution from Genworth that would require Oceanwide’s consent under the merger agreement.

Genworth also remains in discussions with other state regulators regarding their existing approvals of the transaction. In the fall of 2019, the parties provided supplemental information to certain regulators to reflect the Genworth Canada disposition and the passage of time since their prior approval of the Oceanwide Transaction. Regulators have reviewed the supplemental information, and the parties are working with these regulators to provide additional information as part of their review. Following the receipt of all required U.S. regulatory approvals, Oceanwide will also need to receive clearance in China for the currency conversion and transfer of funds.

Genworth and Oceanwide remain committed to the capital investment plan under which Oceanwide and/or its affiliates will contribute an aggregate of $1.5 billion to Genworth over time following the consummation of the merger, subject to the receipt of the required regulatory approvals and clearances.

“We are in discussions with the NYFDS in an effort to secure a reapproval of the Oceanwide transaction, which represents one of the last remaining milestones in closing the transaction,” said Tom McInerney, president and CEO of Genworth Financial. “Genworth and its Board of Directors continue to believe the transaction is the best and most certain outcome for our shareholders. We will continue to work hard to reach a prompt resolution with the NYDFS and satisfy all other closing conditions to complete the transaction as soon as possible. However, if the parties are unable to reach an agreement with the NYDFS that is also acceptable to our other state insurance regulators, Oceanwide and Genworth will need to consider other alternatives to the transaction for each party.”

Lu Zhiqiang, chairman of Oceanwide, added: “Oceanwide remains fully committed to the transaction with Genworth, subject to the receipt of the required regulatory approvals and clearances. We look forward to the successful completion of the transaction.”

Financial Performance

Consolidated Net Income (Loss) & Adjusted Operating Income (Loss)
	Three months ended December 31					Twelve months ended December 31
	2019		2018			2019		2018
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change	Total	Per diluted share	Total	Per diluted share	Total % change
Net income (loss) available to Genworth’s common stockholders	$(17)	$(0.03)	$(329)	$(0.66)	95%	$343	$0.67	$119	$0.24	188%
Adjusted operating income (loss)	$24	$0.05	$(305)	$(0.61)	108%	$420	$0.82	$(5)	$(0.01)	NM	[8]
Weighted-average diluted common shares[5]	510.4		500.8			509.7		500.4

	As of December 31
	2019		2018
Book value per share		$28.17		$24.86
Book value per share, excluding accumulated other comprehensive income (loss)		$21.35		$20.78

Net investment gains, net of taxes and other adjustments, reduced the net loss in the quarter by $12 million, primarily from mark-to-market gains on limited partnerships. The net loss recorded in the fourth quarter of 2018 included $29 million from net investment gains, net of taxes and other adjustments.

Net investment income was $794 million in the quarter, down from $816 million in the prior quarter and up from $779 million in the prior year. Net investment income increased versus the prior year primarily due to higher variable investment income and continued growth in invested assets. Net investment income decreased versus the prior quarter primarily due to lower limited partnership income and unfavorable prepayment speed adjustments on mortgage backed securities. The reported yield and the core yield6 for the quarter were 4.74 percent and 4.62 percent, respectively, compared to 4.93 percent and 4.80 percent, respectively, in the prior quarter.

Genworth’s effective tax rate on income from continuing operations was approximately 33 percent for the quarter, resulting in a 2019 full year effective tax rate of approximately 27 percent. Taxes for the quarter included prior year true-ups and other adjustments which increased the quarterly effective tax rate by eight points.

Adjusted operating income (loss) results by business line are summarized in the table below:

Adjusted Operating Income (Loss) (Amounts in millions)	Q4 19	Q3 19	Q4 18
U.S. Mortgage Insurance	$160	$137	$124
Australia Mortgage Insurance	12	12	18
U.S. Life Insurance	(115)	(1)	(425)
Runoff	17	10	(2)
Corporate and Other	(50)	(35)	(20)

Total Adjusted Operating Income (Loss)	$24	$123	$(305)

[8]	The company defines “NM” as not meaningful for increases or decreases greater than 200 percent.

Adjusted operating income (loss) represents income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income (loss) to adjusted operating income (loss) is included at the end of this press release.

Unless specifically noted in the discussion of results for the Australia MI business, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes that include the impact of foreign exchange are found in a table at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics (Dollar amounts in millions)	Q4 19	Q3 19	Q4 18
Adjusted operating income	$160	$137	$124
New insurance written
Primary Flow	$18,100	$18,900	$9,300
Loss ratio	4%	11%	7%

U.S. MI reported adjusted operating income of $160 million, compared with $137 million in the prior quarter and $124 million in the prior year. U.S. MI’s flow insurance in force increased 15 percent versus the prior year from strong new insurance written (NIW), driving continued growth in earned premiums. U.S. MI achieved $18.1 billion in flow NIW in the quarter, down four percent from the prior quarter due to market seasonality. Flow NIW increased 95 percent versus the prior year primarily driven by a larger estimated private mortgage insurance market from higher refinance originations, as well as an estimated increase in market share with the market adoption of the company’s proprietary risk-based pricing engine, GenRATE, and selective participation in forward commitment transactions. The growth in earned premiums versus the prior year was also driven by increased single premium cancellations from higher refinancing activity and a favorable $14 million pre-tax single premium earnings pattern adjustment, partially offset by lower average premium rates.

The U.S. MI loss ratio was four percent, down seven points sequentially and down three points compared to the prior year. Current quarter results included a favorable $13 million pre-tax reserve factor adjustment, which combined with the single premium earnings pattern adjustment reduced the loss ratio by six points. The company continues to experience low levels of losses driven by a strong housing market with low delinquency rates and high cure rates on delinquencies.

Australia Mortgage Insurance

Operating Metrics (Dollar amounts in millions)	Q4 19	Q3 19	Q4 18
Adjusted operating income	$12	$12	$18
New insurance written
Flow	$4,900	$4,600	$4,000
Bulk	$400	$—	$800
Loss ratio	30%	36%	29%

Australia MI reported adjusted operating income of $12 million which was flat to the prior quarter and down from $18 million in the prior year. Australia MI flow NIW increased nine percent sequentially and 28 percent versus the prior year, primarily due to higher mortgage origination volume from certain key customers. The loss ratio in the quarter was 30 percent, down six points sequentially primarily due to seasonally lower new delinquencies, net of cures, and up one point from the prior year primarily due to lower levels of earned premiums from portfolio seasoning.

U.S. Life Insurance

Adjusted Operating Income (Loss) (Amounts in millions)	Q4 19	Q3 19	Q4 18
Long Term Care Insurance	$19	$21	$(314)
Life Insurance	(164)	(25)	(108)
Fixed Annuities	30	3	(3)

Total U.S. Life Insurance	$(115)	$(1)	$(425)

Long Term Care Insurance

LTC reported adjusted operating income of $19 million, compared with adjusted operating income of $21 million in the prior quarter and an adjusted operating loss of $314 million in the prior year. Compared to the prior quarter, results reflected seasonally lower claim terminations. Compared to the prior quarter and prior year, results reflected higher earnings from in force rate actions as well as favorable development on prior period incurred but not reported claims, partially offset by growth in new claims. Results in the prior year reflected an after-tax charge of $258 million from the completion of the annual review of LTC assumptions and methodologies driven primarily by increasing later duration utilization assumptions for claims with lifetime benefits.

During the quarter, the company completed its annual review of U.S. GAAP active life margins, also referred to as loss recognition testing. All key margin-testing assumptions were reviewed and updated where appropriate. As of December 31, 2018, the U.S. GAAP loss recognition testing margins for the LTC business were approximately $0.5 to $1.0 billion and the margins as of December 31, 2019 remain in this range. The 2019 margins reflected higher emerging incidence experience on newer blocks, particularly on older attained ages, and an unfavorable calibration to reflect recent benefit utilization experience. These updates were offset by higher modeled benefit from planned future in force rate actions, primarily on newer blocks. The company continues to separately test its LTC acquired block (representing business written prior to late 1995) for recoverability as part of testing its U.S. GAAP loss recognition margins. The U.S. GAAP loss recognition testing margin for the LTC acquired block was positive. Cash flow testing results remain in process and will be made available with year-end statutory filings.

Life Insurance

Life insurance reported an adjusted operating loss of $164 million, compared with $25 million in the prior quarter and $108 million in the prior year. During the quarter, the company completed its annual review of life insurance assumptions and recorded after-tax charges of $139 million, including $107 million from assumption changes primarily driven by the lower interest rate environment and $32 million from unfavorable model corrections. Results in the prior year included after-tax charges of $91 million related to the company’s annual review of life insurance assumptions. Compared to the prior quarter and prior year, results reflected lower mortality in universal and term life insurance products, offset by unfavorable reserve increases in the term universal life insurance product from lower than expected terminations. Compared to the prior year, results also reflected higher amortization of deferred acquisition costs (DAC) primarily associated with higher lapses from large 20-year level-premium term life insurance blocks entering their post-level premium periods.

Fixed Annuities

Fixed annuities reported adjusted operating income of $30 million, compared with $3 million in the prior quarter and an adjusted operating loss of $3 million in the prior year. Results in the prior quarter and prior year included unfavorable after-tax charges of $13 million and $17 million, respectively, from loss recognition testing on the single premium immediate annuity block due primarily to lower interest rates. Results versus the prior quarter and prior year included a favorable change in fixed indexed annuities reserves due to the rise in interest rates in the quarter and higher mortality in the single premium immediate annuity business.

Runoff

Runoff reported adjusted operating income of $17 million, compared with $10 million in the prior quarter and an adjusted operating loss of $2 million in the prior year. Compared to the prior quarter and prior year, results reflected favorable impacts in the company’s variable annuity business from favorable equity market performance and favorable changes in interest rates compared to the prior quarter and prior year, partially offset by higher mortality.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $50 million, compared with $35 million in the prior quarter and $20 million in the prior year. Results in the current quarter reflected less favorable tax timing adjustments relative to the prior quarter and prior year.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics (Dollar amounts in millions)	Q4 19	Q3 19	Q4 18
U.S. MI
Consolidated Risk-To-Capital Ratio[9]	12.2:1	11.9:1	12.2:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[9]	12.5:1	12.1:1	12.5:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio[9],[10]	138%	129%	129%
Australia MI
Prescribed Capital Amount (PCA) Ratio[9]	191%	198%	194%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio	N/A [11]	199%	199%
Holding Company Cash and Liquid Assets[12],[13]	$1,531	$366	$504

Key Points

•

U.S. MI’s PMIERs sufficiency ratio is estimated to be 138 percent, in excess of $1.0 billion above requirements. Capital sufficiency increased in the quarter from the completion of an Insurance Linked Note transaction, eliminated PMIERs discount on affiliate stock following Genworth Canada sale and continued earnings during the quarter, partially offset by a $250 million dividend paid in October 2019;

•

Australia MI’s PCA ratio is estimated to be 191 percent, above the company’s target operating range of 132 to 144 percent. The ratio decreased in the quarter driven primarily by lower available capital from a special dividend paid in the quarter;

[9]	Company estimate for the fourth quarter of 2019 due to timing of the preparation and filing of statutory statements.
[10]

The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within PMIERs. The current period PMIERs sufficiency ratio is an estimate due to the timing of the PMIERs filing for the U.S. mortgage insurance business. The periods ending December 31, 2019 and September 30, 2019 reflect the revised PMIERs standards effective March 31, 2019. As of December 31, 2019, September 30, 2019, and December 31, 2018, the PMIERs sufficiency ratios were in excess of $1.0 billion, $850 million and $750 million, respectively, of available assets above the applicable PMIERs requirements.

[11]	U.S. life insurance companies’ statutory and cash flow testing results will be made available with year-end statutory filings.
[12]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[13]

Genworth Holdings, Inc. had $1,461 million, $297 million and $429 million of cash, cash equivalents and restricted cash as of December 31, 2019, September 30, 2019 and December 31, 2018, respectively, which included approximately zero, $7 million and $16 million of restricted cash, respectively. Genworth Holdings, Inc. also held $70 million, $69 million and $75 million in U.S. government securities as of December 31, 2019, September 30, 2019 and December 31, 2018, respectively, which included $48 million, $59 million and $42 million, respectively, of restricted assets.

•	U.S. life insurance companies’ statutory and cash flow testing results remain in process and will be made available with year-end statutory filings;

•

The holding company ended the quarter with $1.5 billion of cash and liquid assets. The holding company received $334 million combined dividends from the company’s MI subsidiaries in the quarter, in addition to $1.2 billion in net proceeds to the holding company from the sale of Genworth Canada. In connection with the sale, $445 million of proceeds were used to repay the company’s secured term loan;

•

Subsequent to year-end, the holding company made a £100 million interim payment (USD$134 million) to AXA related to an adverse court ruling on pending litigation that was reflected in the loss on discontinued operations in the fourth quarter of 2019. Additionally, on January 21, 2020, the holding company completed a redemption of its June 2020 debt maturity for approximately $409 million, including $397 million in principal and $12 million in make-whole premiums and accrued interest.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiary, Genworth Mortgage Insurance Australia Limited, separately releases financial and other information about its operations. This information can be found at http://www.genworth.com.au.

Conference Call And Financial Supplement Information

This press release and the fourth quarter 2019 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 8:00 a.m. on February 5, 2020. Investors are encouraged to review these materials.

Genworth will conduct a conference call on February 5, 2020 at 9:00 a.m. (ET) to discuss business results and provide an update on strategic objectives, including the pending transaction with Oceanwide. Genworth’s conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s February 5th conference call is 888 208.1820 or 323 794.2110 (outside the U.S.); conference ID # 5795605. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

A replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 5795605 through February 19, 2020. The webcast will also be archived on the company’s website for one year.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

In 2019, the company revised how it taxes the adjustments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) to align the tax rate used in the reconciliation to each segment’s local jurisdictional tax rate. Beginning in the first quarter of 2019, the company used a tax rate of 30 percent for its Australia Mortgage Insurance segment to tax effect its adjustments. Its domestic segments remain at a 21 percent tax rate. In 2018, the company assumed a flat 21 percent tax rate on adjustments for all of its segments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders and adjusted operating income (loss). These adjustments are also net of the portion attributable to noncontrolling interests and net investment gains (losses) are adjusted for DAC and other intangible amortization and certain benefit reserves.

Prior year amounts have not been re-presented to reflect this revised presentation; however, the previous methodology would not have resulted in a materially different segment-level adjusted operating income (loss).

The company recorded a pre-tax expense of $4 million in the first quarter of 2019 and $2 million in the third quarter of 2018 related to restructuring costs as it continues to evaluate and appropriately size its organizational needs and expenses. There were no infrequent or unusual items excluded from adjusted operating income (loss) during the periods presented other than fees incurred during the fourth quarter of 2018 related to Genworth Holdings, Inc.’s bond consent solicitation of $6 million for broker, advisor and investment banking fees.

The tables at the end of this press release provide a reconciliation of net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) for the three and twelve months ended December 31, 2019 and 2018, as well as for the three months ended September 30, 2019, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of reported U.S. GAAP yield to core yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company taxes its international businesses at their local jurisdictional tax rates and its domestic businesses at the U.S. corporate federal income tax rate of 21 percent. The company’s segment tax methodology applies the respective jurisdictional or domestic tax rate to the pre-tax income (loss) of each segment, which is then adjusted in each segment to reflect the tax attributes of items unique to that segment such as foreign withholding taxes and permanent differences between U.S. GAAP and local tax law. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year.

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance products. The company considers new insurance written to be a measure of the company’s operating performance because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the company’s mortgage insurance businesses is a measure of the aggregate original loan balance for outstanding insurance policies as of the respective reporting date. Risk in force for the company’s U.S. mortgage insurance business is based on the coverage percentage applied to the estimated current outstanding loan balance. Risk in force in the Australia mortgage insurance business is computed using an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s mortgage insurance business in Australia. The company also has certain risk share arrangements in Australia where it provides pro-rata coverage of certain loans rather than 100 percent coverage. As a result, for loans with these risk share arrangements, the applicable pro-rata coverage amount provided is used when applying the factor. The company considers insurance in force and risk in force to be measures of its operating performance because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to the transactions with China Oceanwide Holdings Group Co., Ltd. (together with its affiliates, Oceanwide), the company’s discussions with regulators in connection therewith and any capital contribution resulting therefrom. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

risks related to the proposed transaction with Oceanwide including: the company’s inability to complete the transaction with Oceanwide in a timely manner or at all; the parties’ inability to obtain regulatory re-approvals, clearances or extensions, or the possibility that such regulatory re-approvals or clearances may further delay the transaction with Oceanwide or will not be received prior to March 31, 2020 (and either or both of the parties may not be willing to further waive their end date termination rights beyond March 31, 2020) or that materially burdensome or adverse regulatory conditions may be imposed or undesirable measures may be required in connection with any such regulatory re-approvals, clearances or extensions (including those conditions or measures that either or both of the parties may be unwilling to accept or undertake, as applicable) or that with continuing delays, circumstances may arise that make one or both parties unwilling to proceed with the transaction with Oceanwide or unable to comply with the conditions to existing regulatory approvals or one or both of the parties may be unwilling to accept any new condition under a regulatory re-approval; the risk that the parties will not be able to obtain other regulatory approvals, re-approvals, clearances or extensions, including in connection with a potential alternative funding structure or the current geo-political environment, or that one or more regulators may rescind or fail to extend existing approvals, or that the revocation by one regulator of approvals will lead to the revocation of approvals by other regulators; the parties’ inability to obtain any necessary regulatory approvals, clearances or extensions for the post-closing capital plan; the risk that a condition to the closing of the transaction with Oceanwide may not be satisfied or that a condition to closing that is currently satisfied may not remain satisfied due to the delay in closing the transaction with Oceanwide; existing and potential legal proceedings may be instituted against the company in connection with the transaction that may delay the transaction, make it more costly or ultimately preclude it; the risk that the proposed transactions disrupt the company’s current plans and operations as a result of the announcement and consummation of the transactions; certain restrictions during the pendency of the transactions that may impact the company’s ability to pursue certain business opportunities or strategic transactions; continued availability of capital and financing to the company before, or in the absence of, the consummation of the transactions; further rating agency actions and downgrades in the company’s debt or financial strength ratings; changes in applicable laws or regulations; the company’s ability to recognize the anticipated benefits of the transaction with Oceanwide; the amount of the costs, fees, expenses and other charges related to the transactions, including costs and expenses related to conditions imposed in connection with regulatory approvals, re-approvals or clearances, which may be material; the risks associated with diverting management’s attention from the company’s ongoing business operations; the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected; and disruptions and uncertainty relating to the transaction, whether or not it is completed, may harm the company’s relationships with its employees, customers, distributors, vendors or other business partners, and may result in a negative impact on the company’s business;

•

strategic risks in the event the proposed transaction with Oceanwide is not consummated including: the company’s inability to successfully execute alternative strategic plans to effectively address its current business challenges (including with respect to stabilizing its U.S. life insurance businesses, debt obligations, cost savings, ratings and capital); the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue, in each case, in a timely manner and on anticipated terms; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents for such alternative strategic plans, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; the risks associated with the potential impact on liquidity of pending litigation; inability to achieve anticipated cost-savings in a timely manner; adverse tax or accounting charges; and the company’s inability to increase the capital needed in its mortgage insurance businesses in a timely manner and on anticipated terms, including through business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required;

•

risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make in the future to its assumptions, methodologies or otherwise in connection with periodic or other reviews); risks related to the impact of the company’s annual review of assumptions and methodologies related to its annual long term care insurance claim reserves and margin reviews, including risks that additional information obtained in the future or other changes to assumptions or methodologies materially affect margins; inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including as a result of any future changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long term care insurance business); adverse impact on the company’s results of operations, including the outcome of future annual reviews of the premium earnings pattern for its mortgage insurance businesses; and changes in valuation of fixed maturity and equity securities;

•

risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets; interest rates and changes in rates have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•

regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its mortgage insurance subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries and insurance, regulatory or corporate law restrictions; adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s Australian mortgage insurance business; inability to continue to maintain the private mortgage insurer eligibility requirements (PMIERs); inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s mortgage insurance businesses; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in tax laws; and changes in accounting and reporting standards;

•

liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the ability to obtain further financing under an additional secured term loan or credit facility); continued availability of capital and financing; future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

•

operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; reliance on, and loss of, key customer or distribution relationships; competition, including in the company’s mortgage insurance businesses from government and government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; the design and effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

•

insurance and product-related risks including: the company’s inability to increase premiums and associated benefit reductions sufficiently, and in a timely manner, on in force long term care insurance policies, and charge higher premiums on policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of the company’s failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums and/or accept reduced benefits), including to offset any impact on the company’s long term care insurance margins; availability, affordability and adequacy of reinsurance to protect the company against losses; inability to realize anticipated benefits of the company’s rescissions, curtailments, loan modifications or other similar programs in its mortgage insurance businesses; premiums for the significant portion of the company’s mortgage insurance risk in force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•

other risks including: impairments of or valuation allowances against the company’s deferred tax assets and the occurrence of natural or man-made disasters or a pandemic could materially adversely affect the company’s financial condition and results of operations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	investorinfo@genworth.com

Media:	Julie Westermann, 804 662.2423
julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Revenues:
Premiums	$1,033	$993	$4,037	$3,994
Net investment income	794	779	3,220	3,121
Net investment gains (losses)	23	22	50	(9)
Policy fees and other income	188	191	789	795

Total revenues	2,038	1,985	8,096	7,901

Benefits and expenses:
Benefits and other changes in policy reserves	1,346	1,824	5,163	5,606
Interest credited	138	152	577	611
Acquisition and operating expenses, net of deferrals	249	249	962	943
Amortization of deferred acquisition costs and intangibles	164	81	441	348
Interest expense	60	61	239	256

Total benefits and expenses	1,957	2,367	7,382	7,764

Income (loss) from continuing operations before income taxes	81	(382)	714	137
Provision (benefit) for income taxes	26	(109)	195	70

Income (loss) from continuing operations	55	(273)	519	67
Income (loss) from discontinued operations, net of taxes	(31)	(54)	11	230

Net income (loss)	24	(327)	530	297
Less: net income from continuing operations attributable to noncontrolling interests	19	8	64	70
Less: net income (loss) from discontinued operations attributable to noncontrolling interests	22	(6)	123	108

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(17)	$(329)	$343	$119

Net income (loss) available to Genworth Financial, Inc.’s common stockholders:
Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	$36	$(281)	$455	$(3)
Income (loss) from discontinued operations available to Genworth Financial, Inc.’s common stockholders	(53)	(48)	(112)	122

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(17)	$(329)	$343	$119

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.07	$(0.56)	$0.90	$(0.01)

Diluted	$0.07	$(0.56)	$0.89	$(0.01)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$(0.03)	$(0.66)	$0.68	$0.24

Diluted	$(0.03)	$(0.66)	$0.67	$0.24

Weighted-average common shares outstanding:
Basic	503.5	500.8	502.9	500.4

Diluted[5]	510.4	500.8	509.7	500.4

Reconciliation of Net Income (Loss) to Adjusted Operating Income (Loss)

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30,
	2019	2018	2019	2018	2019
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(17)	$(329)	$343	$119	$18
Add: net income from continuing operations attributable to noncontrolling interests	19	8	64	70	10
Add: net income (loss) from discontinued operations attributable to noncontrolling interests	22	(6)	123	108	30

Net income (loss)	24	(327)	530	297	58
Less: income (loss) from discontinued operations, net of taxes	(31)	(54)	11	230	(80)

Income (loss) from continuing operations	55	(273)	519	67	138
Less: net income from continuing operations attributable to noncontrolling interests	19	8	64	70	10

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	36	(281)	455	(3)	128
Adjustments to income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains), net[14]	(17)	(36)	(50)	(10)	(5)
Expenses related to restructuring	—	—	4	2	—
Fees associated with bond consent solicitation	—	6	—	6	—
Taxes on adjustments	5	6	11	—	—

Adjusted operating income (loss)	$24	$(305)	$420	$(5)	$123

Adjusted operating income (loss):
U.S. Mortgage Insurance segment	$160	$124	$568	$490	$137
Australia Mortgage Insurance segment	12	18	51	76	12
U.S. Life Insurance segment:
Long Term Care Insurance	19	(314)	57	(348)	21
Life Insurance	(164)	(108)	(181)	(107)	(25)
Fixed Annuities	30	(3)	69	79	3

Total U.S. Life Insurance segment	(115)	(425)	(55)	(376)	(1)

Runoff segment	17	(2)	56	35	10
Corporate and Other	(50)	(20)	(200)	(230)	(35)

Adjusted operating income (loss)	$24	$(305)	$420	$(5)	$123

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$(0.03)	$(0.66)	$0.68	$0.24	$0.04

Diluted	$(0.03)	$(0.66)	$0.67	$0.24	$0.04

Adjusted operating income (loss) per share:
Basic	$0.05	$(0.61)	$0.84	$(0.01)	$0.25

Diluted	$0.05	$(0.61)	$0.82	$(0.01)	$0.24

Weighted-average common shares outstanding:
Basic	503.5	500.8	502.9	500.4	503.5

Diluted[5]	510.4	500.8	509.7	500.4	511.2

[14]

For the three months ended December 31, 2019 and 2018, the years ended December 31, 2019 and 2018 and the three months ended September 30, 2019, net investment (gains) losses were adjusted for DAC and other intangible amortization and certain benefit reserves of $(3) million, $(5) million, $(11) million, $(12) million and $(3) million, respectively, and adjusted for net investment gains (losses) attributable to noncontrolling interests of $9 million, $(9) million, $11 million, $(7) million and $(4) million, respectively.

Condensed Consolidated Balance Sheets

(Amounts in millions)

(Unaudited)

	December 31, 2019	December 31, 2018
Assets
Cash, cash equivalents, restricted cash and invested assets	$75,226	$68,165
Deferred acquisition costs	1,836	3,142
Intangible assets and goodwill	201	333
Reinsurance recoverable	17,103	17,278
Deferred tax and other assets	868	1,131
Separate account assets	6,108	5,859
Assets held for sale related to discontinued operations	—	5,015

Total assets	$101,342	$100,923

Liabilities and equity
Liabilities:
Future policy benefits	$40,384	$37,940
Policyholder account balances	22,217	22,968
Liability for policy and contract claims	10,958	10,295
Unearned premiums	1,893	2,013
Other liabilities	1,562	1,529
Non-recourse funding obligations	311	311
Long-term borrowings	3,277	3,707
Separate account liabilities	6,108	5,859
Liabilities held for sale related to discontinued operations	—	2,112

Total liabilities	86,710	86,734

Equity:
Common stock	1	1
Additional paid-in capital	11,990	11,987

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,444	585
Net unrealized gains (losses) on other-than-temporarily impaired securities	12	10

Net unrealized investment gains (losses)	1,456	595
Derivatives qualifying as hedges	2,002	1,781
Foreign currency translation and other adjustments	(25)	(332)

Total accumulated other comprehensive income (loss)	3,433	2,044
Retained earnings	1,461	1,118
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	14,185	12,450
Noncontrolling interests	447	1,739

Total equity	14,632	14,189

Total liabilities and equity	$101,342	$100,923

Summary of Loss From Discontinued Operations Available to

Genworth Financial Inc.’s Common Stockholders

(Amounts in millions)

Three months ended December 31, 2019
Net cash proceeds, including special dividend[15]	$1,790
Cash proceeds from special dividend	54

Net cash proceeds	1,736
Carrying value of Genworth Canada	3,022
Less: carrying value attributable to noncontrolling interests[16]	1,417

Carrying value, excluding noncontrolling interests	1,605

Excess of net cash proceeds above carrying value	131
Less: net deferred losses and other adjustments[17]	325

Pre-tax loss on sale	(194)
Tax benefit	73

Total after-tax loss on sale	(121)
Less: after-tax estimated loss on sale recorded in the third quarter of 2019	(164)

After-tax gain on sale recorded in current quarter	43
Income from discontinued operations related to Genworth Canada, excluding loss on sale	36
Loss from discontinued operations related to previous sale of lifestyle protection insurance business in 2015	(110)
Less: net income from discontinued operations attributable to noncontrolling interests	22

Loss from discontinued operations available to Genworth Financial Inc.’s common stockholders	$(53)

Reconciliation of Adjusted Operating Income (Loss) Previously Reported to Adjusted Operating Loss

Re-Presented to Exclude Discontinued Operations

(Amounts in millions)

	Three months ended	Twelve months ended
	December 31, 2018	December 31 2018
Adjusted operating income (loss) as previously reported	$(291)	$179
Remove Canada Mortgage Insurance segment adjusted operating income reported as discontinued operations	(48)	(187)
Adjustment for corporate overhead allocations, net of taxes[18]	(4)	(15)
Adjustment for interest on debt that was required to be repaid as a result of the disposal transaction, net of taxes[19]	7	20
Tax adjustments[20]	31	(2)

Re-presented adjusted operating loss	$(305)	$(5)

[15]	Net proceeds after adjusting for fees, expenses and foreign exchange, including special dividend of CAD$1.45 paid in October 2019.
[16]	Excludes net deferred losses attributable to noncontrolling interests of $110 million that are described in the following footnote.
[17]

Primarily driven by net deferred losses from cumulative historical foreign currency translation adjustments and deferred taxes in other comprehensive income as a result of tax law changes and change of intent regarding permanent reinvestment partially offset by unrealized net gain on investments reflected in other comprehensive income.

[18]	Expenses previously reported in the Canada MI segment and moved to Corporate and Other Activities.
[19]	Interest on a senior secured term loan facility owed by Genworth Holdings, Inc. previously reported in Corporate and Other Activities and moved to discontinued operations.
[20]	Tax impacts resulting from the classification of Genworth Canada as held-for-sale.

Impact of Foreign Exchange on Adjusted Operating Income and Flow New Insurance Written21

Three months ended December 31, 2019

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[22]
Australia MI:
Adjusted operating income	(33)%	(28)%
Flow new insurance written	23%	28%
Flow new insurance written (4Q19 vs. 3Q19)	7%	9%

[21]	All percentages are comparing the fourth quarter of 2019 to the fourth quarter of 2018 unless otherwise stated.
[22]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Reported Yield to Core Yield

	Three months ended
(Assets - amounts in billions)	December 31, 2019	September 30, 2019
Reported Total Invested Assets and Cash	$74.6	$73.9
Subtract:
Securities lending	0.1	0.1
Unrealized gains	6.9	7.5

Adjusted End of Period Invested Assets and Cash	$67.6	$66.3

Average Invested Assets and Cash Used in Reported Yield Calculation	$66.9	$66.2
Subtract:
Restricted commercial mortgage loans related to a securitization entity[23]	—	—

Average Invested Assets and Cash Used in Core Yield Calculation	$66.9	$66.2

(Income - amounts in millions)
Reported Net Investment Income	$794	$816
Subtract:
Bond calls and commercial mortgage loan prepayments	23	13
Other non-core items[24]	(2)	8
Restricted commercial mortgage loans related to a securitization entity[23]	—	—

Core Net Investment Income	$773	$795

Reported Yield	4.74%	4.93%

Core Yield	4.62%	4.80%

[23]	Represents the incremental assets and investment income related to restricted commercial mortgage loans.
[24]	Includes cost basis adjustments on structured securities and various other immaterial items.